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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        VITAL LIVING, INC. ("ACQUIROR"),

                   VLEN ACQUISITION CORP., INC. ("MERGER SUB")

                                       AND

                         E-NUTRICEUTICALS, INC. ("ENI")

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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is made and entered into as of August 20, 2003, by and among VITAL LIVING, INC., a Nevada corporation ("Acquiror"), VLEN ACQUISITION CORP., INC., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Acquiror, on the one hand, and E-NUTRICEUTICALS, INC., a Delaware corporation ("ENI") on the other hand.

                                    RECITALS

         A. The boards of directors of ENI, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that ENI and Merger Sub combine into a single company through the merger of Merger Sub and ENI (the "Merger") and, in furtherance thereof, have approved the Merger and adopted this Agreement. Pursuant to the Merger, among other things, all outstanding shares of common stock of ENI (the "ENI Common Stock") shall be converted into shares of the common stock of Acquiror (the "Acquiror Common Stock"), and certain options to purchase shares of ENI Common Stock shall be assumed by Acquiror in the manner set forth herein.

         B. The Shareholders of ENI have approved the Merger and ENI's entering into this Agreement, in accordance with the General Corporation Law of Delaware (the "DGCL").

         C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the Code.

         D. Whereas concurrently with the execution of this Agreement and as an inducement to the Acquiror and ENI to enter into this Agreement and whereas SkyePharma PLC ("Skye") has indicated its intention to support the Merger and to waive certain of its rights as a preferred shareholder, the parties intend that Acquiror and Skye enter into an agreement granting certain registration rights to Skye with respect to the Acquiror Common Stock.

                                    AGREEMENT

         The parties hereby agree as follows:

                                   SECTION ONE

         1.       THE MERGER

                  1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Law and Delaware Law, as applicable, Merger Sub shall be merged with and into ENI, the separate corporate existence of Merger Sub shall cease

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and ENI shall continue as the surviving corporation of the Merger. ENI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 EFFECTIVE TIME; EFFECT OF THE MERGER. Concurrently herewith, the parties shall cause the Merger to be consummated by filing a certificate of merger subject to the fulfillment of the conditions contained in
Section 5, in the form attached as Exhibit A hereto (the "Certificate of Merger") with the Secretary of State of Delaware in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing , or such later date and time as may be set forth therein, being the "Effective Time"). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. At the Effective Time, all the property, rights, privileges, powers and franchises of ENI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ENI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.3      ARTICLES OF INCORPORATION; BYLAWS.

                           (a)      At the Effective Time, the Certificate of
Incorporation, as amended, of ENI shall be amended to be identical to that of Merger Sub, as in effect immediately prior to the Effective Time, except that Section One shall state that the name of the Surviving Corporation is "e-nutriceuticals, inc." The Certificate of Incorporation, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and of the DGCL.

                           (b)      At the Effective Time, the Bylaws of Merger
Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

                  1.4 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  1.5 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, ENI or any of their respective shareholders, the following shall occur at the Effective Time:

                  (a) CONVERSION OF ENI CAPITAL STOCK. All of the shares of ENI Common Stock outstanding immediately prior to the Effective Time, (except for shares of ENI Common Stock canceled pursuant to Section 1.5(b) or shares of ENI Common Stock ("Dissenting Shares") that are owned by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL (each, an "Excluded Share" and collectively, "Excluded Shares")) shall be converted and exchanged for an aggregate of Thirty One Million Two Hundred Forty

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Eight Thousand Six Hundred Ten (31,248,610) shares of Acquiror Common Stock (the
"Merger Consideration"), assuming no rights are exercised pursuant to Section
1.7. Pursuant to such exchange, each share of ENI Common Stock as completely and accurately listed on Exhibit B (except for shares of ENI Common Stock cancelled pursuant to Section 1.5(b) or Excluded Shares) hereto shall be entitled to receive 1.93084909 shares of the Acquiror Common Stock (the "Exchange Ratio"). Subject to Section 1.7, all shares of ENI Common Stock, at the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of ENI Common Stock shall cease to have any rights with respect thereto, except the right to receive the number of shares of Acquiror Common Stock equal to the number of shares of ENI Common Stock represented by such certificate multiplied by the Exchange Ratio upon the surrender of such certificate in accordance with Section 1.6, without interest, or Section 1.7 as the case may be. Exhibit B hereto contains a list of ENI capital stockholders immediately prior to the Effective Time and the number of shares of Acquiror Common Stock to which such holders are entitled, subject to Section 1.7.

                           (b)      CANCELLATION OF ENI COMMON STOCK OWNED BY
ACQUIROR OR ENI. At the Effective Time, all shares of ENI Common Stock that are owned by ENI as treasury stock, each share of ENI Common Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of ENI immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

                           (c)      ENI OPTIONS AND WARRANTS.

                                    (i)      At the Effective Time (i) each
option and warrant to purchase a share of ENI Common Stock (the "ENI Options") with an exercise price of $1.00 shall be deemed to constitute two options to purchase shares of Acquiror Common Stock (each, an "Acquiror Common Stock Option").

                                    (ii)     each option and warrant to purchase
a share of ENI Common Stock with an exercise price greater than $1.00 shall be converted into one Acquiror Common Stock Option.

                                    (iii)    each Acquiror Common Stock Option
shall (1) have an exercise price of $1.00 and (2) be exercisable from the date of issuance until the sixth anniversary of the Effective Time.

                                    (iv)     Exhibit B-1 hereto contains a list
of holders of ENI Options and the number of Acquiror Common Stock Options to which each is entitled.

                                    (v)      As soon as practicable after the
Effective Time, but no later than five (5) business days after the Effective Time, Acquiror shall deliver to the former holders of ENI Options appropriate notices setting forth such holders' rights pursuant to Acquiror's stock option plans (including that, in connection with the Merger and pursuant to the terms of the stock option plans, such options of such holders have become fully vested and exercisable). At or prior to the Effective Time, Acquiror shall take all corporate action necessary to reserve for issuance a

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sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Acquiror Common Stock Options issued by it in accordance with this Section.

                           (d)      CAPITAL STOCK OF MERGER SUB. At the
Effective Time, each share of common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of stock of the Surviving Corporation.

                           (e)      FRACTIONAL SHARES. No fraction of a share of
Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of ENI Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the fair market value of a share of Acquiror Common Stock immediately prior to the Effective Time, as determined by reference to the closing price per share of Acquiror Common Stock, as reported at www.otcbb.com on the trading day immediately prior to the Effective Time.

                  1.6      DELIVERY OF CERTIFICATES.

                           (a)      EXCHANGE AGENT. Acquiror shall act as
exchange agent for the Merger (the "Exchange Agent").

                           (b)      ACQUIROR TO PROVIDE COMMON STOCK. Subject to
Sections 1.13 and 1.14 promptly after the Effective Time, Acquiror shall make available for the benefit of all of the shareholders of ENI (the "ENI Shareholders"), certificates of Acquiror Common Stock ("Acquiror Certificates") representing the number of whole shares of Acquiror Common Stock issuable to the ENI Shareholders pursuant to Section 1.5.

                           (c)      EXCHANGE PROCEDURES. Each holder of record
of a certificate or certificates (the "ENI Certificates") which immediately prior to the Effective Time represented outstanding shares of ENI Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock shall surrender each such ENI Certificate for cancellation to Acquiror or to such other agent or agents as may be appointed by Acquiror. Subject to Sections 1.13 and 1.14, the holder of such ENI Certificate shall be entitled to receive in exchange therefor, and Acquiror shall cause to be delivered to such holder, or its nominee, within ten (10) days of such delivery, a certificate representing the number of whole shares of Acquiror Common Stock which such holder has the right to receive pursuant to Section 1.5, and the ENI Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding ENI Certificate that, prior to the Effective Time, represented shares of ENI Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of ENI Common Stock are entitled to be so converted.

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                           (d)      DISTRIBUTION WITH RESPECT TO UNEXCHANGED
SHARES. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered ENI Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such ENI Certificate shall surrender such ENI Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such ENI Certificate, there shall be paid to the record holder of the Acquiror Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.6(d)) with respect to such shares of Acquiror Common Stock.

                           (e)      TRANSFER OF OWNERSHIP. If any Acquiror
Certificate is to be issued in a name other than that in which the ENI Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the ENI Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of an Acquiror Certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the ENI Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable. Each Acquiror Certificate will contain a customary legend as relative to the lack of registration. The legend will be substantially as follows except as otherwise agreed with the Acquiror:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT HAS BEEN MADE OR UNLESS AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS HAS BEEN ESTABLISHED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933. THESE SHARES OF COMMON STOCK MAY NOT BE PLEDGED, ASSIGNED HYPOTHECATED OR OTHERWISE USED IN ANY HEDGING OR SHORT SALE.

         After the expiration of one year, Acquiror agrees that it will remove the last sentence of the legend for any holder so making such a request.

                           (f)      NO LIABILITY. Notwithstanding anything to
the contrary in this Section 1.6, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person in respect of any shares of Acquiror Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  1.7 DISSENTING SHARES. No Dissenting Stockholder shall be entitled to shares of Acquiror Common Stock or cash in lieu of fractional shares thereof or any dividends or other

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distributions pursuant to this Section 1 unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to ENI Common Stock or other shares owned by such Dissenting Stockholder. If any person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any ENI Common Stock, such ENI Common Stock shall thereupon be treated as though such shares of ENI Common Stock had been converted into shares of Acquiror Common Stock pursuant to
Section 1.5 hereof.

                  1.8 NO FURTHER OWNERSHIP RIGHTS IN ENI COMMON STOCK. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of ENI Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ENI Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of ENI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, ENI Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

                  1.9 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

                  1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ENI and Merger Sub, the officers and directors of ENI and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and each of them will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                  1.11     WITHHOLDING. Each of the Escrow Agent (as defined in
Section 1.13), Acquiror, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of ENI Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                  1.12 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any ENI Certificates shall have been lost, stolen or destroyed, Acquiror shall issue subject to Sections 1.13 and 1.14, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.5.

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                  1.13     ESCROWED SHARES. It shall be a condition precedent to
the issuance of the Merger Consideration that ENI and the Acquiror shall execute a Securities Escrow Agreement, substantially in the form attached hereto as Exhibit C (the "Escrow Agreement"). At the Effective Time, shares of Acquiror Common Stock representing 100% of the Merger Consideration other than the shares of Acquiror Common Stock which are to be issued to SkyePharma PLC (the "Skye Merger Consideration") shall be delivered to Mercantile National Bank, or such other escrow agent as may be mutually acceptable to ENI and the Acquiror (the "Escrow Agent") for the purposes of securing the indemnity obligations under
Section 6 and the obligation set forth in Section 1.14.

                  1.14 INITIAL RELEASE FROM ESCROW; ADJUSTMENT FOR EXCESS LIABILITIES.

                  (a) Upon the completion of the audited financial statements (balance sheets, income statements, statements of stockholders' equity and cash flows) for ENI's two fiscal years ended March 31, 2002 and March 31, 2003 and unaudited financial statements for the three months ended June 30, 2003 in a form acceptable to Acquiror for filing on a Form 8-K/A or Form 10-Q, as applicable, then, as provided in the Escrow Agreement, the Escrow Agent shall release , on a pro rata basis, an aggregate of fifty percent (50%) of all shares of Acquiror Common Stock issued to ENI Stockholders other than Fifth Avenue Capital, Inc.; provided however, that the unaudited financial statements for June 30, 3003 do not reveal liabilities in excess of $4,000,000. In which case, such shares shall not be released until the completion of the calculation of liabilities assumed by the Acquiror at the Effective Time (the "Effective Time Assumed Liabilities") as set forth in (b) below.

                  (b) (i) Upon completion of the calculation of the Effective Time Assumed Liabilities, the Escrow Agent shall return to Acquiror, as provided in the Escrow Agreement, three shares of Acquiror Common Stock for each dollar in liabilities by which the Effective Time Assumed Liabilities exceed $100,000 (the "Retained Shares"), which amount shall include $50,000 which has been advanced by Skye to ENI to defray certain transactional costs hereunder but shall not include the $100,000 owed to Fifth Avenue Capital, Inc., under the Promissory Note dated September 1, 1998. Notwithstanding the foregoing, the $100,000 limitation will be increased to $175,000 if, and only if, Stephen Morris ("Morris") meets the terms of that certain engagement letter being entered into concurrently herewith. In calculating the Assumed Liabilities, the sum of $183,179 representing the accrued expenses of ENI's UK subsidiary, X-Fat (UK) Ltd., as of March 31, 2001, shall not be included if Morris can reasonably demonstrate, as provided in Section 4.2 below, that Acquiror shall not be responsible for such obligation.

                           (ii) As set forth in the Escrow Agreement, any return
of shares of Acquiror Common Stock to the Acquiror in respect of excess Effective Time Assumed Liabilities shall be taken on a pro rata basis from shares beneficially owned by all ENI Shareholders that are subject to the Escrow Agreement.

                           (iii) After calculation of the Effective Time Assumed
Liabilities and the return of shares of Acquiror Common Stock in respect thereof, if any, to the Acquiror, any shares

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which would have been released pursuant to Section 1.14(a) but for there having been liabilities in excess of $4,000,000, shall be released.

                  (c) Any shares of Acquiror Common Stock returned to Acquiror as a result of any provision of this Agreement or the Escrow Agreement shall have the status of authorized but unissued shares of Acquiror Common Stock.

                                   SECTION TWO

         2.       REPRESENTATIONS AND WARRANTIES OF ENI.

                  In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

                  In this Agreement, any reference to a party's "knowledge" means what such party actually knew or should have known after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in questions. Each of Acquiror and Merger Sub acknowledges that Stephen Morris is the sole officer and director of ENI and that ENI does not have any employees.

                  Except as disclosed in a document dated as of the date of this Agreement and delivered by ENI to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "ENI Disclosure Schedule"), ENI represents and warrants to Acquiror and Merger Sub as follows:

                  2.1 ORGANIZATION; SUBSIDIARIES. ENI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. ENI has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on ENI. ENI is duly qualified or licensed as a foreign corporation to do business, and is in good standing in the State of New York. ENI has one subsidiary, X-Fat (UK) Ltd., incorporated in the United Kingdom. ENI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

                  2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. ENI has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as

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applicable, of ENI to Acquiror. ENI is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

                  2.3 CAPITAL STRUCTURE. The authorized capital stock of ENI consists of (i) Twenty Million (20,000,000) shares of Common Stock, of which there were issued and outstanding as of the date hereof, Sixteen Million One Hundred Eighty Three Thousand Eight Hundred Seventy (16,183,870) shares and (ii) five million (5,000,000) shares of preferred stock, no shares of which are now issued and outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, except as disclosed in Section 2.3 of the ENI Disclosure Schedule. All outstanding shares of ENI Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of ENI or any agreement to which ENI is a party or by which it is bound. All outstanding shares of ENI Common Stock were issued in compliance with all applicable federal and state securities laws. ENI has not issued or granted any options, warrants, calls, rights, commitments, agreements or arrangements of any character to which ENI is a party or by which ENI is bound relating to the issued or unissued capital stock of ENI or obligating ENI to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of ENI or obligating ENI to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, except as disclosed in Section 2.3 of the ENI Disclosure Schedule. There are no contracts, commitments or agreements relating to voting, purchase or sale of ENI's capital stock (i) between or among ENI and any of its shareholders and
(ii) to the knowledge of ENI, between or among any of ENI's shareholders. For the avoidance of doubt, Acquiror is not assuming any responsibility for, or otherwise agreeing to the issuance of any other shares of Acquiror Common Stock or Acquiror Common Stock Options, other than the Merger Consideration or the Acquiror Common Stock Options to be issued pursuant to Section 1.5(c)(i), in respect of any ENI options, warrants, convertible securities, or other equity equivalents, whether or not listed in Section 2.3 of the ENI Disclosure Schedule.

                  2.4 AUTHORITY. ENI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of ENI. ENI's sole director has approved the Merger and this Agreement. This Agreement has been duly executed and delivered by ENI and assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of ENI enforceable against it in accordance with its terms.

                  2.5 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS. Except as disclosed in Section 2.5 of the ENI Disclosure Schedule:

                           (a)      The execution and delivery of this Agreement
by ENI does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a

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right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of ENI, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ENI or any of its properties or assets.

                           (b)      No consent, approval, order or authorization
of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to ENI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.2, and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act").

                  2.6 FINANCIAL STATEMENTS. Section 2.6 of the ENI Disclosure Schedule includes a true, correct and complete copy of ENI's unaudited financial statements for each of the fiscal years ended March 31, 2001 and 2002, respectively (collectively, the "Financial Statements"), and its unaudited balance sheet as at July 30, 2003 (the "ENI Balance Sheet"). The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, and (ii) accurately set out and describe the financial condition and operating results of ENI as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The ENI Balance Sheet has been prepared in good faith by ENI, however, ENI is not certain to what extent, if any, its auditors may determine that the $4,000,000 SKP technology access fee listed under the heading Intangible Assets on the ENI Balance Sheet must be written-down, or over what period and ENI makes no representation in this regard.

                  2.7 ABSENCE OF UNDISCLOSED LIABILITIES. ENI has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the ENI Balance Sheet, all of which have been satisfied prior to the Effective Time (excluding the items set forth on Section 2.7 of the ENI Disclosure Schedule), and (ii) those incurred in connection with the negotiation, preparation and execution of this Agreement including loans from shareholders for working capital purposes.

                  2.8 ABSENCE OF CERTAIN CHANGES. Except for transactions contemplated by this Agreement and the Related Agreements or as set forth in
Section 2.8 of the ENI Disclosure Schedule, since July 30, 2003, (the "ENI Balance Sheet Date") there has not been, occurred or arisen, any: (a) transaction by ENI except in the ordinary course of business as conducted on that date and consistent with past practices;

                           (b)      amendments or changes to the Certificate of
Incorporation or Bylaws of ENI;

                           (c)      capital expenditure or commitment by ENI in
the aggregate exceeding $10,000;

                           (d)      destruction of, damage to, or loss of any
assets (including, without limitation, intangible assets), business or customer of ENI (whether or not covered by insurance) which would constitute a Material Adverse Effect;

                           (e)      labor trouble or claim of wrongful discharge
or other unlawful labor practice or action;

                           (f)      change in accounting methods or practices
(including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by ENI or any revaluation by ENI of any of its assets;

                           (g)      revaluation by ENI of any of its assets;

                           (h)      declaration, setting aside, or payment of a
dividend or other distribution in respect to the capital stock of ENI, or any direct or indirect redemption, purchase or other acquisition by ENI of any of its capital stock;

                           (i)      increase in the salary or other compensation
payable or to become payable by ENI to any officers, directors, employees or advisors of ENI, or the declaration, payment, or commitment or obligation of any kind for the payment by ENI of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 2.16 below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

                           (j)      sale, lease, license of other disposition of
any of the assets or properties of ENI, except in the ordinary course of business and not in excess of $10,000 in the aggregate;

                           (k)      termination or material amendment of any
material contract, agreement or license (including any distribution agreement) to which ENI is a party or by which it is bound;

                           (l)      loan by ENI to any person or entity, or
guaranty by ENI of any loan, except for (a) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (b) trade payables not in excess of $10,000 in the aggregate and in the ordinary course of business, consistent with past practices;

                           (m)      waiver or release of any right or claim of
ENI including any write-off or other compromise of any account receivable of ENI, in excess of $2,500 in the aggregate;

                           (n)      the commencement or notice or threat of
commencement of any lawsuit or proceeding against or, to the ENI's or ENI's officers' or directors' knowledge, investigation of ENI or its respective affairs;

                           (o)      notice of any claim of ownership by a third
party of ENI's Intellectual Property (as defined in Section 2.13 below) or of infringement by ENI or of any third party's Intellectual Property rights;

                           (p)      issuance or sale by ENI of any of its shares
of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

                           (q)      change in pricing or royalties set or
charged by ENI to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to ENI;

                           (r)      event or condition of any character that has
or could reasonably be expected to have a Material Adverse Effect on ENI; or

                           (s)      agreement by ENI, any Shareholder or any
officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

                  2.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of ENI, threatened against ENI, any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on ENI. There is no judgment, decree or order against ENI, or, to the knowledge of ENI, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on ENI. All litigation to which ENI is a party (or, to the knowledge of ENI, threatened to become a party) is disclosed in Section 2.9 of the ENI Disclosure Schedule.

                  2.10 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in Section 2.10 of the ENI Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon ENI which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of ENI, any acquisition of property by ENI or the overall conduct of business by ENI as currently conducted or as proposed to be conducted by ENI. ENI has not entered into any agreement under which ENI is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                  2.11     PERMITS; PRODUCTS; REGULATION.

                           (a)      ENI is in possession of all franchises,
grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for ENI, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "ENI Authorizations") and no suspension or cancellation of any ENI Authorization is pending or, to the knowledge of ENI, threatened, except where the failure to have, or the suspension or cancellation of, any ENI Authorization would not have a Material Adverse Effect on ENI. ENI is not in conflict with, or in default or violation of, (i) any laws applicable to ENI or by which any property or asset of ENI is bound or affected, (ii) any ENI Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ENI is a party or by which ENI or any property or asset of ENI is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on ENI.

                           (b)      Except as would not have a Material Adverse
Effect on ENI, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by ENI (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the knowledge of ENI, ENI has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products. Except as disclosed in Section 2.11(b) of the ENI Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or, to the knowledge of ENI, threatened by any such governmental or regulatory body with respect to any of the Products.

                           (c)      ENI has obtained, in all countries where ENI
is marketing or has marketed its Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by ENI in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on ENI.

                  2.12 TITLE TO ASSETS. ENI has good and marketable title to all of its assets reflected in the ENI Balance Sheet or acquired after the ENI Balance Sheet Date (except (i) assets listed as Computer Hardware, Computer Software and Office Equipment and (ii) assets sold or otherwise disposed of since the ENI Balance Sheet Date in the ordinary course of business), or with respect to leased assets, valid leasehold interests in, free and clear of all liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the ENI Balance Sheet. The plants, property and equipment of ENI that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of ENI are reflected in the ENI Balance Sheet to the extent United States generally accepted accounting principles require the same to be reflected. ENI does not lease or own any real property.

                  2.13     INTELLECTUAL PROPERTY.

                           (a)      ENI owns, or is licensed or otherwise
possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of ENI as currently conducted or as proposed to be conducted by ENI, except to the extent that the failure to have such rights has not had and could not reasonably be expected to have a Material Adverse Effect on ENI.

                           (b)      Except as set forth in Section 2.13 of the
ENI Disclosure Schedule, ENI is not in violation of any license, sublicense or agreement material to the business of ENI. The execution and delivery of this Agreement by ENI and the consummation of the transactions contemplated hereby, will not cause ENI to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Section 2.13 of the ENI Disclosure Schedule, ENI is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or to the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

                           (c)      There is no material unauthorized use,
disclosure, infringement or misappropriation of any Intellectual Property rights of ENI, any trade secret material to ENI or any Intellectual Property right of any third party to the extent licensed by or through ENI, by any third party, including any employee or former employee of ENI. ENI has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

                           (d)      ENI is not and will not be as a result of
the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property, the breach of which would have a Material Adverse Effect on ENI.

                           (e)      All patents, registered trademarks, service
marks and copyrights held by ENI are valid and existing and, there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of ENI. ENI has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. Neither the conduct of the business of ENI as currently conducted or contemplated nor the manufacture, sale, licensing or use of any of the products of ENI as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by ENI of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on ENI. All registered trademarks, service marks and copyrights held by ENI are valid and existing. No third party is challenging the ownership by ENI, or the validity or effectiveness of, any of the Intellectual Property. ENI has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to the knowledge of ENI, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of ENI, except such as may have been commenced by ENI. There is no breach or violation of or threatened or actual loss of rights under any license agreement to which ENI is a party.

                           (f)      ENI has secured valid written assignments
from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that ENI does not already own by operation of law.

                           (g)      ENI has taken all necessary and appropriate
steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information not owned by ENI has been pursuant to the terms of a written agreement between ENI and the owner of such Confidential Information, or is otherwise lawful.

                           (h)      The Geomatrix License Agreement is in full
force and effect, and no default, or event, which with the passage of time or notice or both, would constitute an event of default, exists with respect thereto.

                           (i)      The Chitasorbe License Agreement is in full
force and effect, and no default, or event, which with the passage of time or notice or both, would constitute an event of default, exists with respect thereto.

                  2.14     ENVIRONMENTAL MATTERS.

                           (a)      The following terms shall be defined as
follows:

                                    (i)      "Environmental and Safety Laws"
shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public.

                                    (ii)     "Hazardous Materials" shall mean
any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products including crude oil and any fractions thereof; natural gas, synthetic gas, and any mixtures thereof; radon; asbestos; and any other pollutant or contaminant.

                                    (iii)    "Property" shall mean all real
property, if any, leased or owned by ENI either currently or in the past.

                                    (iv)     "Facilities" shall mean all
buildings and improvements, if any, on the Property of ENI.

                           (b)      ENI represents and warrants as follows: (i)
no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) ENI has received no notice (verbal or written) of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (v) ENI is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any state analog statute, arising out of events occurring prior to the Effective Time;
(vi) there has not been in the past, and are not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Facilities or Property (including without limitation, soils and surface and ground waters);
(vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and ENI's uses and activities therein have at all times complied with all Environmental and Safety Laws; (xi) ENI has all the permits and licenses required to be issued, if any, and is in full compliance with the terms and conditions of those permits; and (xii) ENI is not liable for any off-site contamination nor under any Environmental and Safety Laws.

                  2.15     TAXES.

                           (a)      For purposes of this Section 2.15 and other
provisions of this Agreement relating to Taxes, the following definitions shall apply:

                                    (i)      The term "Taxes" (or, as the
context may require, "Tax") shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                                    (ii)     The term "Returns" shall mean all
reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

                           (b)      All Returns required to be filed by or on
behalf of ENI have been duly filed on a timely basis and such Returns are true, complete and correct. Other than as set forth in Schedule 2.15, all Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of ENI under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by ENI with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). ENI has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of ENI with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that ENI is contesting in good faith through appropriate proceedings. ENI has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

                           (c)      The amount of ENI's liabilities for unpaid
Taxes for all periods through the date of the Financial Statements do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with generally accepted accounting principles all liabilities for Taxes of ENI payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of ENI has been incurred since such date other than in the ordinary course of business.

                           (d)      No audit of the Returns of or including ENI
by a government or taxing authority is in process, threatened or, to ENI's knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of ENI, and

ENI has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. ENI is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against ENI, or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of ENI. ENI has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                           (e)      ENI is not (nor has it ever been) a party to
any tax sharing agreement. ENI has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

                           (f)      ENI is not, nor has it been, a United States
real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. ENI is not a "consenting corporation" under Section 341(f) of the Code. ENI has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to ENI pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. ENI has not agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and ENI will not otherwise have any income reportable for a period ending after the Effective Time attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Effective Time with respect to which ENI received the economic benefit prior to the Effective Time. ENI is not and has not been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

                           (i)      The ENI Disclosure Schedule contains
accurate and complete information regarding ENI's net operating losses for federal and each state tax purposes. ENI has no net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.

                  2.16 EMPLOYEE BENEFIT PLANS. ENI does not have any employees nor any employee benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except for the stock option plan described in Section 2.16 of the ENI Disclosure Schedule, which plan has been terminated or will be terminated as of the date hereof.

                  2.17 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of ENI or any shareholder thereof, (ii) materially increase any benefits otherwise payable by ENI, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                  2.18 EMPLOYEE MATTERS. ENI is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against ENI under any workers compensation plan or policy or for long term disability. ENI has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of ENI, threatened, between ENI or any of its respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on ENI. ENI is not a party to any collective bargaining agreement or other labor unions contract nor does ENI know of any activities or proceedings of any labor union or other group to organize any such employees.

                  2.19     MATERIAL CONTRACTS.

                           (a)      Subsections (i) through (ix) of Section
2.19(a) of the ENI Disclosure Schedule contain a list of all contracts and agreements to which ENI is a party and that are material to the business, results of operations, or condition (financial or otherwise), of ENI taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 2.19(a) of the ENI Disclosure Schedule being referred to herein collectively as the "Material Contracts"). Material Contracts shall include, without limitation, the following and shall be categorized in the ENI Disclosure Schedule as follows:

                                    (i)      each contract and agreement now in
force (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to ENI under the terms of which ENI: (A) paid or otherwise gave consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2003, (C) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract, or (D) cannot be cancelled by ENI without penalty or further payment of less than $100,000;

                                    (ii)     each customer contract and
agreement now in force (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which ENI is a party which (A) involved consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2003, (C) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract, or (D) cannot be cancelled by ENI without penalty or further payment of less than $100,000;

                                    (iii)    (A) all distributor, manufacturer's
representative, broker, franchise, agency and dealer contracts and agreements now in force to which ENI is a party and

(B) all sales promotion, market research, marketing and advertising contracts and agreements now in force to which ENI is a party which: (1) involved consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2002, (2) are likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2003, or
(3) are likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract;

                                    (iv)     all management contracts with
independent contractors or consultants (or similar arrangements) now in force to which ENI is a party and which (A) involved consideration or more than $100,000 in the aggregate during the calendar year ending December 31, 2002, (B) are likely to involve consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2003, or (C) are likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract;

                                    (v)      all contracts and agreements under
which ENI has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which ENI has imposed (or may impose) a security interest or lien on any its assets, whether tangible or intangible, to secure indebtedness;

                                    (vi)     all contracts and agreements that
limit the ability of ENI or, after the Effective Time, Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                                    (vii)    all contracts and agreements
between or among ENI, on the one hand, and any affiliate of ENI, on the other hand:

                                    (viii)   all contracts and agreements to
which ENI is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                                    (ix)     all other contracts or agreements
(A) which are material to ENI or the conduct of its business, (B) the absence of which would have a Material Adverse Effect on ENI, or (C) which are believed by ENI to be of unique value even though not material to the business of ENI.

                           (b)      Except as would not, individually or in the
aggregate, have a Material Adverse Effect on ENI, each Material Contract and each other material contract or agreement of ENI which would not have been required to be disclosed in Section 2.19(a) of the ENI Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of the Material Contracts (other than the Promissory Note owed to Fifth Avenue Capital, Inc. dated September 1, 1998 which is still outstanding and in effect) is in default by its terms or has been cancelled by the other party; ENI is not in receipt of any claim of default under any such agreement; and ENI does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise.

                  2.20     INTERESTED PARTY TRANSACTIONS. Except as set forth in
Section 2.20 of the ENI Disclosure Schedule, ENI is not indebted to any director, officer, employee or agent of ENI (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to ENI.

                  2.21     INSURANCE.  ENI has no insurance.

                  2.22     COMPLIANCE WITH LAWS. Except as set forth in Section
2.22 of the ENI Disclosure Schedule, ENI has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on ENI.

                  2.23 MINUTE BOOKS. The minute books of ENI made available to Acquiror contain a complete summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of ENI through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                  2.24 COMPLETE COPIES OF MATERIALS. ENI has delivered or made available true copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of ENI.

                  2.25     BROKERS' AND FINDERS' FEES. Except as set forth in
Section 2.25 of the ENI Disclosure Schedule, ENI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  2.26 VOTE REQUIRED. The affirmative vote of the shareholders of ENI is the only vote of the holders of any of ENI's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                  2.27 BOARD APPROVAL. The sole director of ENI has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of ENI and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of ENI approve this Agreement and the Merger.

                  2.28     THIRD PARTY CONSENTS. Except as set forth in Section
2.28 of the ENI Disclosure Schedule or as contemplated by this Agreement, no consent or approval required by, or with respect to, ENI is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

                  2.29 INVENTORY. (a) The inventories shown on the Financial Statements or thereafter acquired by ENI, consisted of items of a quantity and quality usable or salable in the ordinary course of business. ENI has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of ENI, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis.

                           (b)      All of the inventories of ENI reflected in
the Financial Statements were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with ENI's regular inventory practices and are set forth on ENI's books and records in accordance with the practices and principles of ENI consistent with the method of treating said items in prior periods. The presentation of inventory on the Financial Statements conforms to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

                  2.30     ACCOUNTS RECEIVABLE.

                           All Accounts Receivable of ENI arose in the ordinary
course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

                  2.31 NO COMMITMENTS REGARDING FUTURE PRODUCTS. ENI has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which ENI's customers from time to time test or evaluate products). The products ENI has delivered to customers substantially comply with published specifications for such products and ENI has not received material complaints from customers about its products that remain unresolved. Section 2.31 of the ENI Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

                  2.32 REPRESENTATIONS COMPLETE. None of the representations or warranties made by ENI herein or in any Schedule, including the ENI Disclosure Schedule, or certificate furnished by ENI pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  SECTION THREE

         3.       REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.

                  Except as disclosed in a document dated as of the date of this Agreement and delivered by Acquiror to ENI prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub hereby jointly and severally represent and warrant to ENI as follows:

                  3.1 ORGANIZATION OF THE ACQUIROR. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation in the state of Arizona and in any other jurisdiction where it is required to be qualified to do business.

                  3.2      CAPITALIZATION

                           (a)      The authorized capital stock of the Acquiror
consists solely of 100,000,000 shares of Acquiror Common Stock, par value $0.001 per share, of which 21,267,116 shares are issued and outstanding, and 50,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"), of which 5,592,488 shares are issued and outstanding. All of the outstanding shares of Acquiror Common Stock and Preferred Stock of the Acquiror have been duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights.

                           (b)      Section 3.2(b) of the Acquiror Disclosure
Schedule sets forth the capital structure of the Acquiror (computed without taking into account the full-ratchet anti-dilution adjustments for the warrant issued to Stuart Benson which will be cancelled and of no further force and effect as of the Effective Time). Except as set forth in Section 3.2(b) of the Acquiror Disclosure Schedule there are no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which the Acquiror is or may become obligated to issue or sell any shares of capital stock or other securities of the Acquiror, (ii) equity interests, stock appreciation rights, phantom stock, profit participation rights or other equity or equity derivative security of any kind of the Acquiror, (iii) preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Acquiror pursuant to any provision of law, the Articles of Incorporation or Bylaws of the Acquiror or any agreement to which the Acquiror is party or otherwise, (iv) obligation (contingent or otherwise) of the Acquiror to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof or (v) voting trusts, voting agreements, proxies or other agreements or instruments with respect to the voting of the Acquiror's Common Stock or other securities to which the Acquiror is a party, or to the best knowledge of the Acquiror, among or between any individual, corporation, partnership, limited liability company, joint venture association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof (any "Persons") other than the Acquiror.

                           (c)      Section 3.2 (c) of the Acquiror Disclosure
Schedule sets forth the post-merger capital structure of the Acquiror, on a fully diluted basis, as it will exist upon consummation of the Merger. Upon consummation of the Merger, the Acquiror will have

54,965,726 shares of Acquiror Common Stock issued and outstanding (excluding the "Contingent Equity Issuances", as set forth on Section 3.4(b) of the Disclosure Schedule) and 6,592,488 shares of Preferred Stock issued and outstanding. If all of the shares of Acquiror Common Stock issuable after consummation of the Merger and assuming the conversion of all securities convertible at any time into shares of Acquiror Common Stock and the exercise of all options or warrants or other rights to purchase or receive shares of the Acquiror Common Stock, whether or not immediately exercisable, as described in Section 3.2(b) or 3.2 (c) of the Acquiror Disclosure Schedule, were issued, the Acquiror would have 81,379,212 shares of Acquiror Common Stock issued and outstanding, not including the Contingent Equity Issuances or the shares which may be earned under the incentive plan for the former senior employees of Christopher's Original Formula. It shall not be a breach of this representation if Section 3.2(c) is inadvertently inaccurate by plus of minus 100,000 shares of Acquiror Common Stock.

         Except for its ownership of 100% of the capital stock of Nature Systems Inc. and VLEN Acquisition Corp., Inc. and 100% of the limited liability company interests of MAF BioNutritionals, LLC (the "Subsidiaries"), the Acquiror does not own and had not owned any interest, beneficially or of record, any corporation, partnership, joint venture or organization, whether incorporated or unincorporated.

                           (d)      All outstanding shares of Acquiror Common
Stock are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with all applicable federal and state securities laws, and are not subject to preemptive rights.

                           (e)      All shares of Acquiror Common Stock to be
issued as part of the Merger Consideration have been duly authorized and will be, when issued, validly issued, fully paid and non-assessable, free of any liens or encumbrances and not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or By-laws of the Acquiror or any agreement to which the Acquiror or any of its shareholders is a party or by which any of them is bound.

                           (f)      All shares of Acquiror Common Stock to be
issued as part of the Merger Consideration will be issued in compliance with all applicable federal and state securities laws, including the Exchange Act, the Securities Act, and the rules and regulations promulgated thereunder.

                           (g)      All Acquiror Common Stock Options to be
issued pursuant to Section 1.5(c)(i) have been duly authorized and will be, when issued, validly issued and freely exercisable for shares of Acquiror Common Stock.

                           (h)      The authorized capital stock of Merger Sub
consists of 10,000 shares of Common Stock, par value $.00001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by the Acquiror, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and
(iii) no options or
other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

                  3.3 SUBSIDIARIES. The Acquiror has no subsidiaries, partnerships, joint ventures or equity interests in other entities other than the Subsidiaries or as set forth in Section 3.3 of the Acquiror Disclosure Schedule. The Acquiror does not own and has not owned any interest in, beneficially or of record, any corporation, partnership, joint venture or organization, whether incorporated or unincorporated.

                  3.4 AUTHORITY. The Acquiror and Merger Sub have all requisite power and authority to enter into this Agreement and the various agreements referred to in Section 4 and 5 of this Agreement to which either shall be a party (the "Related Agreements"), as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Acquiror. The Acquiror's board of directors has unanimously approved the Merger, this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered, and the Related Agreements, when delivered, will have been duly executed and delivered by the Acquiror and the Merger Sub, as applicable, and constitute the valid and binding obligation of the Acquiror and the Merger Sub, as applicable, enforceable in accordance with their terms. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, by the Acquiror does not, and, as of the Effective Time will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or By-laws of the Acquiror, as amended, (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument applicable to the Acquiror or its properties or assets, or (iii) applicable federal and state securities laws, including the Exchange Act, the Securities Act, and the rules and regulations promulgated thereunder. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") or any third party, including a party to any agreement with the Acquiror (so as not to create or cause any Conflict), is required by or with respect to the Acquiror in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby

                  3.5      CONSENTS.

                           (a)      There are no consents, waivers, approvals,
orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity (so as not to trigger any Conflict), required by or with respect to the Acquiror in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

                           (b)      Neither the execution of this Agreement and
the Related Agreements nor the consummation of the transactions contemplated hereby and thereby requires the approval of the shareholders of the Acquiror under (i) the Articles of Incorporation or the By-laws of the Acquiror, (ii) the laws of the State of Nevada or (iii) applicable federal and state securities laws, including the Exchange Act, the Securities Act, and the rules and regulations promulgated thereunder.

                           (c)      Neither the execution of this Agreement and
the Related Agreements nor the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Merger Consideration and issuance of the Series D Convertible Preferred and the Acquiror Common Stock Options) requires the approval of, or the filing of any registration statement or other document with, the United States Securities and Exchange Commission (the "SEC") under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder or the filing of any notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  3.6 SEC FILINGS. All documents required to be filed by the Acquiror with the SEC prior to the Effective Time under the Exchange Act, the Securities Act, and the rules and regulations promulgated thereunder, have been filed in a timely manner. All such documents, including any financial statements or other financial information contained therein, are accurate and complete and have been filed in accordance with such Acts, rules and regulations.

                  3.7      BROKERS' AND FINDERS' FEES. Except as set forth in
Section 3.7 of the Acquiror Disclosure Schedule, neither the Acquiror nor any of its Subsidiaries has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

                  3.8 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  SECTION FOUR

         4.       ADDITIONAL AGREEMENTS

                  4.1 LISTING ON THE AMERICAN STOCK EXCHANGE. Subsequent to the consummation of the Merger, the Acquiror shall use its reasonable best efforts to have all shares of Acquiror Common Stock listed for trading on the American Stock Exchange prior to December 31, 2003.

                  4.2 X-FAT (UK) LTD. Subsequent to the Merger, if there shall be any adverse financial impact upon the Acquiror resulting from accrued liabilities for any other reason at X-Fat (UK) Ltd., it shall use its reasonable best efforts to cause such entity to be shut down or sold to such entity's current directors at a nominal cost.

                                  SECTION FIVE

         5.       CONDITIONS FOR CONCURRENT SIGNING AND CLOSING OF THE MERGER.

                  5.1 CONCURRENT CONDITIONS. The parties acknowledge that each of the conditions set forth below have been satisfied or shall be satisfied or waived concurrently with the signing of this Agreement and the filing of the Agreement of Merger:

                           (a)      SHAREHOLDER APPROVAL. This Agreement and the
Merger shall have been duly approved and adopted by the holders of the shares of the capital stock of ENI, in accordance with its Certificate of Incorporation, By-laws and applicable laws. The requisite holders of the Series A Convertible Preferred Stock of ENI shall have waived their Sale of Control Preference under
Section 2.2 under the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designations") and shall otherwise have approved the Merger under the terms of the Certificate of Designations, or shall otherwise have converted all of the outstanding shares of Series A Convertible Preferred Stock into ENI Common Stock.

                           (b)      NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonably diligent efforts to have such injunction or other order lifted.

                           (c)      GOVERNMENTAL APPROVAL. Acquiror, ENI and
Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the several transactions contemplated hereby.

                           (d)      ESCROW AGREEMENT. Acquiror, ENI and the
Escrow Agent shall have entered into the Escrow Agreement in the form attached hereto as Exhibit C.

                           (e)      INVESTMENT BY SKYE. Skye shall have invested
$1,000,000 in Acquiror in exchange for the issuance of Series D Convertible Preferred Stock, pursuant to the terms of the Subscription Agreement attached hereto as Exhibit "D"(the "Subscription Agreement"). Acquiror shall have filed the Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock with the Secretary of State of the State of Nevada as contemplated by the Subscription Agreement

                           (f)      SHAREHOLDERS AGREEMENT. Each of Brad Edson,
Stuart Benson, Skye, Fifth Avenue Capital, Inc. and certain other parties shall enter into a shareholders agreement in substantially the form of Exhibit "E".

                           (g)      AMENDMENT OF THE GEOMATRIX LICENSE
AGREEMENT. (i) The Geomatrix License Agreement between Skye and ENI shall have been amended (the "Material License Amendment") in the form attached hereto as Exhibit "F" and (ii) The Assignment and Assumption Agreement attached as Exhibit 2 to the Material License Amendment shall have been executed by ENI, the Acquiror and Skye.

                           (h)      RECEIPT OF BINDING FINANCING COMMITMENT
LETTER. Skye shall have delivered a binding commitment letter to invest $1,000,000 (in addition to the amount set forth in Section 5.1(e)) in the event that the Acquiror raises an additional $3,000,000 within 90 days of the Effective Time in a private offering to be completed after the closing of the transaction contemplated hereby.

                           (i)      CERTIFICATE OF SOLE OFFICER OF ENI. Acquiror
and Merger Sub shall have been provided with a certificate executed by the sole officer of ENI certifying:

                                    (i)      resolutions duly adopted by the
sole director and the shareholders of ENI authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                    (ii)     the Certificate of Incorporation
and Bylaws of ENI, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                                    (iii)    the incumbency of the officer of
ENI executing this Agreement and all agreements and documents contemplated hereby.

                           (j)      OFFICER'S CERTIFICATE. The sole officer of
ENI shall have furnished Acquiror with an Officer's Certificate relating to the status of ENI shareholders as "accredited investors" as that term is defined under Regulation D of the Securities Act and all documentation collected from shareholders establishing the conclusions drawn in such Officer's Certificate.

                           (k)      CERTIFICATE OF SECRETARY OF ACQUIROR AND
MERGER SUB. ENI shall have been provided with a certificate executed by the Secretary of each of Acquiror and Merger Sub certifying:

                                    (i)      resolutions duly adopted by the
board of directors of each of Acquiror and Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                    (ii)     the Articles of Incorporation and
By-laws of each of Acquiror and Merger Sub, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                                    (iii)    the incumbency of the officers of
each of Acquiror and Merger Sub executing this Agreement, and all agreements and documents contemplated hereby.

                           (l)      OFFICER RETENTION PLAN. The Board of
Directors of Acquiror shall have authorized the issuance to the Acquiror's Chairman of the Board of 1,300,000 Shares of Acquiror Common Stock as well as have amended the warrant agreement with the Acquiror's President in a manner of Acquiror Common Stock acceptable to Acquiror, such that the full rachet anti-dilution protection will be eliminated from such Warrant Agreement on a prospective basis, and the total number of shares of Acquiror Common Stock subject to such Warrant Agreement shall be 6,310,000 after the Effective Time.

                           (m)      RESIGNATION OF DIRECTORS. Acquiror shall
have received a letter of resignation from the sole director and officer of ENI by Acquiror in office immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

                           (n)      REGISTRATION RIGHTS AGREEMENT. Acquiror and
Skye shall have entered into a Registration Rights Agreement, substantially in the form of Exhibit "G".

                           (o)      LEGAL OPINION. The ENI Shareholders shall
have received an opinion, dated as of the Effective Time, of Kelly Lytton & Vann LLP in the form attached hereto as Exhibit "H".

                           (p)      CHITASORBE (X-FAT) LICENSE. SeaIences.com
Inc. shall have signed a side letter representing that the Chitasorbe (X-Fat) License held by ENI is in full force and effect.

                                   SECTION SIX

         6.       ESCROW AND INDEMNIFICATION.

                  6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to or after the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until the termination of the Escrow Period (as defined in Section 6.4).

                  6.2 ESCROW FUND. The shares remaining in the possession of the Escrow Agent after the adjustment contemplated by Section 1.14 (such remaining shares being referred to herein as the "Escrow Fund") shall be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be comprised of, (i) one hundred percent (100%) of the shares of Acquiror Common Stock issued to Fifth Avenue Capital, Inc. pursuant to Section 1.5; and (ii) on a pro rata basis, fifty percent (50%) of the shares of Acquiror Common Stock issued to all ENI Shareholders pursuant to Section 1.5, other than Fifth Avenue Capital, Inc. and Skye (all such shares described in (i) and (ii), the "Escrow Shares"). For the avoidance of doubt, the Skye Merger Consideration shall not constitute any part of the Escrow Fund or the Escrow Shares. In the event that any Damages (as defined in Section 6.3) arise, then the Escrow Fund shall be available to compensate the Acquiror and the Indemnified Persons (as defined in Section 6.3) for such Damages pursuant to the indemnification obligations set forth in Section 6.3 and in accordance with the Escrow Agreement.

                  6.3 INDEMNIFICATION; INDEMNIFIED DAMAGES. Subject to the limitations set forth in this Section 6, from and after the Effective Time, the Escrow Fund shall be used to indemnify Acquiror and the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives and agents (Acquiror, Surviving Corporation and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of ENI contained in this Agreement, including any Exhibits or Schedules, and the Agreement of Merger; provided, however that the maximum amount of any indemnification paid hereunder shall be limited, in the aggregate, to the total value of the Escrow Fund and any such indemnification shall only be paid from the Escrow Fund. The Escrow Fund shall be the only source from which compensation for Damages hereunder shall be paid. For the avoidance of doubt, none of the ENI Shareholders shall bear any liability for Damages hereunder, except for, and to the extent of, the shares of Acquiror Common Stock held in the Escrow Fund and beneficially owned by any such person.

                  6.4 ESCROW PERIOD. Subject to the following requirements, the Escrow Fund shall remain in existence (the "Escrow Period") until one (1) year after the Effective Time (the "Escrow Termination Date"). On the Escrow Termination Date, the Escrow Fund shall terminate with respect to all Escrow Shares; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Acquiror, subject to the objection of the Shareholders' Representative (as defined in Section 6.7 below) and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in an Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved; provided, however, that the Escrow Shares to be retained shall be taken from all Escrow Shares beneficially owned by the ENI Shareholders on a

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pro rata basis. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the relevant ENI Shareholders all Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Escrow Shares to the ENI Shareholders pursuant to this Section 6.4 and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

                  6.5      DISTRIBUTIONS.

                           Any shares of Acquiror Common Stock or other equity
securities issued or distributed by Acquiror (including shares issued upon a stock split) in respect of the Escrow Shares that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. When and if cash dividends on Escrow Shares in the Escrow Fund shall be declared and paid, they shall be retained in escrow pending final distribution of the Escrow Fund and will not be immediately distributed to the beneficial owners of the Escrow Shares. Such dividends will become part of the Escrow Fund and will be available to satisfy Damages in accordance with the provisions set forth in the Escrow Agreement. The beneficial owners of the Escrow Shares shall pay any taxes on such dividends.

                  6.6 METHOD OF ASSERTING CLAIMS. All claims for indemnification by the Surviving Corporation or any other Indemnified Person pursuant to this Section 6 shall be made in accordance with the provisions of the Escrow Agreement.

                  6.7 REPRESENTATIVE OF THE SHAREHOLDERS; POWER OF ATTORNEY. Upon the execution of this Agreement, Stephen Morris shall be appointed as agent and attorney-in-fact (collectively, the "Shareholders' Representative") for each ENI Shareholder other than Skye for and on its behalf, to act in such capacity under the Escrow Agreement, to give and receive notices and communications, to authorize delivery to Acquiror of Escrow Shares, or other property from the Escrow Fund in satisfaction of claims by Acquiror or any other Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholders' Representative for the accomplishment of the foregoing.

                                  SECTION SEVEN

         7.       GENERAL PROVISIONS.

                  7.1 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

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                           (a)      if to Acquiror or Merger Sub, to:

                                    Vital Living, Inc.
                                    5080 North 40th Street, Suite 105
                                    Phoenix, Arizona 85018-2158
                                    Attention: Mr. Bradley D. Edson, CEO
                                    Facsimile No.: (602) 952-6907
                                    Telephone No.: (602) 952-9909

                                    with a copy to:

                                    Kelly Lytton & Vann LLP
                                    1900 Avenue of the Stars, Suite 1450
                                    Los Angeles, California 90067
                                    Attention:  Bruce Vann, Esq.
                                    Facsimile No.: (310) 277-5953
                                    Telephone No.: (310) 277-5333

                           (b)      if to ENI or the Shareholders'
                                    Representative to:
                                    Stephen Morris
                                    Fifth Avenue Capital
                                    10 East 63rd Street
                                    New York, NY 10021

         All notices hereunder provided to ENI or the Shareholders' Representative shall be copied to Skye at its address on the books of the Acquiror (attention: Company Secretary).

                  7.2. INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to___________, 2003. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  7.4 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the ENI Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement

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

among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Effective Time, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.5 (a)-(c) and (e), 1.6. 1.8, 1.12; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                  7.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                  7.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                  7.7 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state of New York and United States federal courts located in New York.

                  7.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  7.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7.9 shall be binding upon the parties and their respective successors and assigns.

                            [Signature Page Follows]

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

         ENI, Acquiror and Merger Sub have executed this Agreement as of the date first written above.

                                             ENI
                                             E-NUTRICEUTICALS, INC. ("ENI")

                                             ___________________________________
                                             Stephen Morris,
                                             Sole Officer and Director

                                             ACQUIROR
                                             VITAL LIVING, INC.

                                             ___________________________________
                                             Bradley D. Edson,
                                             Chief Executive Officer

                                             ___________________________________
                                             Stuart Benson,
                                             President

                                             MERGER SUB:

                                             ___________________________________

                                             ___________________________________
                                             Chief Executive Officer